Exhibit 99.1

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000

FOR IMMEDIATE RELEASE

Contacts:	Debbie Coffey (Media) – (914) 701-8951 Dan Loh (Investors) – (914) 701-8200

Atlas Air Worldwide Announces Leadership Transition Plan

William J. Flynn to Become Chairman of the Board on January 1, 2020

John W. Dietrich to Become President and Chief Executive Officer

PURCHASE, N.Y., July 2, 2019 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced that President and Chief Executive Officer William J. (Bill) Flynn will retire from the company effective January 1, 2020, after a successful 13-year tenure, and become Chairman of the Board on that date.

The board has appointed John W. Dietrich, current Executive Vice President and Chief Operating Officer, as Mr. Flynn’s successor. Mr. Dietrich will become President and Chief Operating Officer effective immediately, and he will retain the role as President when he assumes the role of Chief Executive Officer on January 1, 2020.

Additionally, Robert F. Agnew, current Chairman of the Board, will become the Board’s Lead Independent Director, effective January 1, 2020.

The transitions and appointments are the culmination of a comprehensive succession process led by the board to ensure strong leadership continuity as the company continues to advance its strategic growth agenda. Continuing to serve on the Senior Leadership Team are Michael Steen, Executive Vice President and Chief Commercial Officer, and President and Chief Executive Officer of Titan Aviation Holdings, Inc.; Spencer Schwartz, Executive Vice President and Chief Financial Officer; Adam Kokas, Executive Vice President, General Counsel and Secretary; and Patricia Goodwin-Peters, Senior Vice President, Human Resources.

“One of our key responsibilities as a board is the implementation of a leadership transition plan to ensure the company’s continued success in the future,” said Mr. Agnew. “Given John’s depth of experience and proven track record of performance, we are confident that he is uniquely suited to take on the Chief Executive Officer role and lead Atlas into its next growth phase.

“On behalf of the board, I want to thank Bill for his extraordinary leadership. He has built a company that is more dynamic, more profitable, and better-positioned to deliver continued success. Under his leadership, we have grown our fleet, diversified our service offerings, broadened our customer base, and developed a world-class team of talented, customer-focused employees. Bill is well-prepared to have a significant impact as Chairman of the Board.”

During Mr. Flynn’s tenure, the company has become the leading provider of outsourced aviation services. Key significant achievements include the transformation of Polar Air Cargo with the DHL joint venture; investment in the 747-8F platform; acquisition of Southern Air, which added 777 and 737 operating capabilities to the suite of services; growth in relationships with express and e-commerce customers; expansions with long-term customers; and entry into passenger charter flying. Additionally, the company launched and expanded its dry-leasing subsidiary, Titan, to become one of the leading freighter-centric leasing companies with potential for further growth.

“It has been a great privilege to lead the company through this period of tremendous growth, and strengthen our position as a leader in global aviation outsourcing,” said Mr. Flynn. “I am proud of our dedicated and experienced employees, and the business we have built as a team.

“For over two decades, John has had an unparalleled commitment to this company and our employees. He also has played a key role in driving our success. He has the visionary leadership and solid expertise needed to usher in a new era of growth. I look forward to working with John, my fellow board members, and the Senior Leadership Team as we continue executing our strategic growth agenda to create long-term value for our customers, shareholders and employees.”

Mr. Dietrich has over 30 years of experience in the aviation and air cargo industries, including more than 20 with Atlas Air Worldwide. He has served in his current COO role since 2006, and is responsible for all aspects of the company’s global operations. Mr. Dietrich joined the company in 1999 as Associate General Counsel and was promoted to Senior Vice President, General Counsel and Corporate Secretary in 2004, which included responsibility for human resources and corporate communications. Prior to joining Atlas Air Worldwide, Mr. Dietrich worked for United Airlines for 13 years, serving as a corporate attorney in his last position there.

“I am honored to have been selected to lead this great company, and continue the strong momentum established under Bill’s leadership,” said Mr. Dietrich. “We have an outstanding team of employees and a powerful portfolio of aircraft and service offerings. We are fortunate that Bill will continue to be an asset to our team through his role as Chairman. Together with our Senior Leadership Team and talented base of crew and ground staff employees, I look forward to building future growth opportunities.”

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

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